Exhibit 21

Subsidiaries

All subsidiaries are wholly owned except as indicated.

State or Country of Incorporation

Alliance Gaming Corporation	Nevada

Alliance Holding Company	Nevada

Bally Gaming International, Inc.	Delaware
Bally Gaming, Inc.	Nevada
ACSC Acquisitions, Inc.
Advanced Casino Systems Corporation	Delaware
BGI Acquisition Company	France
Micro Clever Consulting	France
Bally Gaming de Puerto Rico, Inc.	Puerto Rico
BGI Australia Pty. Limited	Australia
Bally Gaming Africa Pty. Limited	South Africa
Bally Gaming and Systems, S.A.	Uruguay
Bally Gaming and Systems UK Limited	United Kingdom
Crown Gaming Limited	United Kingdom
Honeyframe Cashmaster Limited	United Kingdom
Bally Gaming GmbH	Austria
Bally Gaming International GmbH	Germany
CMP Acquisitions, Inc.	Nevada
Casino Marketplace Development Corporation	Nevada
Data Concepts International, Inc.	Nevada
CMS, LLC	Mississippi
Sierra Design Group	Nevada
Arcade Planet, Inc.	California

APT Games, Inc.	Nevada

Casino Electronics, Inc.	Nevada

Foreign Gaming Ventures, Inc.	Nevada
Louisiana Ventures, Inc.	Nevada
Southern Video Services, Inc. (49%)	Louisiana
Video Distributing Services, Inc. (49%)	Louisiana
Video Services, Inc. (49%)	Louisiana
United Gaming Rainbow	Nevada
Rainbow Casino-Vicksburg Partnership, L.P. (a)	Mississippi
United Native American, Inc.	Nevada
Native American Investment, Inc.	Delaware

(a)          There is a limited minority interest holder. For further information see Item 1 – “Business – Casino Operations.”